EXHIBIT 10.3

FIRST AMENDMENT

TO THE

INSPIREMD, INC.

AMENDED AND RESTATED 2011 UMBRELLA OPTION PLAN

December 13, 2011

This FIRST AMENDMENT TO THE INSPIREMD, INC. AMENDED AND RESTATED 2011 UMBRELLA OPTION PLAN (this “Amendment”), is made and entered into by InspireMD, Inc., a Delaware corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Plan (as defined below).

WHEREAS, the Company sponsors the InspireMD, Inc. Amended and Restated 2011 UMBRELLA Option Plan (the “Umbrella Plan”), the 2006 Employee Stock Option Plan (the “Israeli Appendix”), which is a sub-plan to the Umbrella Plan, and the 2011 U.S. Equity Incentive Plan (the “US Appendix”), which is a sub-plan to the Umbrella Plan (collectively, the Umbrella Plan, the Israeli Appendix, and the US Appendix being referred to herein as, the “Plan”); and

WHEREAS, Section 11.2 of the Umbrella Plan and Article XIX of the Israeli Appendix permit the Company to amend the Plan at any time, and from time to time, provided that the Company may not alter, amend or modify the Plan in a manner that adversely affect the rights of the existing option holders and the outstanding options granted pursuant to the Plan without the consent of the affected option holders; and

WHEREAS, the Company determined that this Amendment does not adversely affect the rights of the existing option holders or the outstanding options granted pursuant to the Plan, and therefore, determined that the consent of the existing option holders is not needed; and

WHEREAS, the Company desires to amend the Plan to provide for the automatic acceleration of vesting of stock options granted pursuant to the Plan upon the occurrence of certain corporate transactions, provided the Plan and such options are not assumed by the successor entity in such corporate transactions.

NOW THEREFORE, in accordance with Section 11.2 of the Umbrella Plan and Article XIX of the Israeli Appendix, the Plan shall be, and hereby is, amended as follows:

1. The Umbrella Plan is hereby amended by adding the following new Section 7.3A between Sections 7.3 and 7.4:

7.3A	Notwithstanding anything in this Plan to the contrary, in the event that (a) a Transaction occurs, (b) the Option Agreements (and the underlying Options) and the Plan are not assumed by the Successor Company or the Acquiring Company, as applicable, and (c) the Successor Company or the Acquiring Company, as applicable, does not substitute the Options (vested and/or unvested) with its own stock options for Substitute Shares, then upon the effective date of such Transaction, the total Options not previously vested shall thereupon immediately become fully vested and become fully exercisable, if not previously so exercisable. This Section 7.3A shall apply to all Options granted pursuant to the Plan, including previously granted Options (without changing any other term or condition of the existing and outstanding Options, except as provided in this Section 7.3A).

2. Section 33 of the Israeli Appendix is hereby amended by deleting said Section in its entirety and substituting in lieu thereof the following new Section 33:

33.	In the event of any of the following events (each a “Transaction”):

a.	a merger or consolidation of the Company (a “Merger”) with or into any company (the “Successor Company”) resulting in the Successor Company being the surviving entity; or

b.	an acquisition of: (i) all or substantially all of the shares or assets of the Company in one or more related transactions to another party (a “Share Sale”), or (ii) all or substantially all of the assets of the Company, in one or more related transactions to another party, in each case such acquirer of shares or assets is referred to herein as the “Acquiring Company”;

unexercised Options that remain outstanding under the Israeli Plan (the “Unexercised Options”) shall be treated by the Successor Company or the Acquiring Company, as the case may be, at its sole discretion. The Successor Company or the Acquiring Company shall have the right to substitute the Unexercised Options (vested and/or unvested) for its own shares or other securities (the “Substitute Shares”) or to retain this Israeli Plan with no change. In the event the Successor Company or the Acquiring Company chooses to substitute the Unexercised Options for Substitute Shares, appropriate equitable adjustments shall be made in the purchase price per share of the Substitute Shares subject to the Unexercised Options, and all other terms and conditions of the Option Agreements, such as the vesting dates, shall remain in force, all as will be determined by the Board of Directors whose determination shall be final.

3. The Israeli Appendix is hereby amended by adding the following new Section 33A between Sections 33 and 34:

33A	Notwithstanding anything in this Israeli Plan to the contrary, in the event that (a) a Transaction occurs, (b) the Option Agreements (and the underlying Unexercised Options) and the Israeli Plan are not assumed by the Successor Company or the Acquiring Company, as applicable, and (c) the Successor Company or the Acquiring Company, as applicable, does not substitute the Unexercised Options (vested and/or unvested) with its own stock options for Substitute Shares, then upon the effective date of such Transaction, the total Unexercised Options not previously vested shall thereupon immediately become fully vested and become fully exercisable, if not previously so exercisable. This Section 33A shall apply to all Options granted pursuant to the Israeli Plan, including previously granted Options (without changing any other term or condition of the existing and outstanding Options, except as provided in this Section 33A).

4. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

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Signature Page Follows.]

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized representative, effective as of the date above.

INSPIREMD, INC.

/s/ Craig Shore
Name:	Craig Shore
Title:	Chief Financial Officer